EXHIBIT 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports Record Revenues for the Second Quarter and First Six Months of 2011

Advances Growth Strategy with Acquisition of Cardiogenesis and Investment in ValveXchange® Inc.

Second Quarter Net Income of $0.07 Per Share; Non-GAAP Adjusted Net Income of $0.12 Per Share

ATLANTA, GA – (July 28, 2011) – CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device Company focused on cardiac and vascular surgery, announced today its results for the second quarter and first six months of 2011.  Revenues for the second quarter were a record $29.4 million compared to $29.3 million for the second quarter of 2010.  Revenues for the first six months increased to a record of $59.6 million compared to $59.0 million for the first six months of 2010.

“In May we completed the acquisition of Cardiogenesis, followed by comprehensive training for our sales force on their product line.  The business integration is on track and we continue to be excited about the potential synergies of the combined companies,” stated Steven G. Anderson, president and chief executive officer.  “Over the past year, we have acquired the distribution and manufacturing rights to PerClot®, acquired Cardiogenesis and made an equity investment in ValveXchange, demonstrating our commitment to leveraging our core business and infrastructure to selectively enter business transactions that create value for our shareholders.”

Net income for the second quarter of 2011 was $1.8 million, or $0.07 per basic and fully diluted common share, compared to net income of $2.9 million, or $0.10 per basic and fully diluted common share, for the second quarter of 2010.  Excluding pretax expenses of $1.4 million related to the Company’s acquisition of Cardiogenesis and other business development activities, non-GAAP adjusted net income for the second quarter of 2011 was $3.3 million, or $0.12 per basic and fully diluted common share.

Net income for the first six months of 2011 was $3.5 million, or $0.13 per basic and fully diluted common share, compared to net income of $4.9 million, or $0.17 per basic and fully diluted common share, for the first six months of 2010.  Excluding pretax expenses of $2.6 million related to the Company’s acquisition of Cardiogenesis and other business development activities, non-GAAP adjusted net income for the first six months of 2011 was $5.7 million, or $0.21 per basic and $0.20 per fully diluted common share.

Preservation service revenues for the second quarter of 2011 decreased 2 percent to $14.7 million compared to $15.0 million for the second quarter of 2010.  The decrease in preservation service revenues for the second quarter of 2011 was primarily due to a decrease in shipments of vascular and cardiac valve tissues, partially offset by an increase in shipments of cardiac patch tissues and an increase in average service fees.

Preservation service revenues for the first six months of 2011 decreased 1 percent to $30.4 million compared to $30.6 million for the first six months of 2010.  The decrease in preservation service revenues for the first six months of 2011 was primarily due to a decrease in shipments of cardiac valve tissues, partially offset by an increase in shipments of cardiac patch and vascular tissues and an increase in average service fees.

Surgical sealant and hemostat revenues, which consist primarily of sales of BioGlue®, PerClot, and HemoStase, were $13.4 million for the second quarter of 2011 compared to $14.1 million for the second quarter of 2010, a decrease of 5 percent.  The decrease in surgical sealant and hemostat revenues was primarily due to the loss of HemoStase revenues in the second quarter of 2011, partially offset by the addition of PerClot revenues, and a 4 percent increase in BioGlue revenues.  The loss of HemoStase revenues was due to the Company’s discontinuation of sales of HemoStase at the end of the first quarter of 2011.

Surgical sealant and hemostat revenues were $27.8 million for the first six months of 2011 compared to $28.1 million for the first six months of 2010, a decrease of 1 percent.  The decrease in surgical sealant and hemostat revenues in the first six months of 2011 was primarily due to a decrease in HemoStase revenues, partially offset by the addition of PerClot revenues and a 2 percent increase in BioGlue revenues.

Revascularization technology revenues were $1.2 million for the second quarter and the first six months of 2011 as a result of the Company’s acquisition of Cardiogenesis in May 2011.

Total gross margins increased to 65 percent in the second quarter of 2011, up from 61 percent in the second quarter of 2010, driven by higher gross margins from the Company’s existing products and the loss of HemoStase revenues.  Preservation services gross margins were 44 percent and 40 percent for the second quarters of 2011 and 2010, respectively.  Product gross margins were 85 percent and 82 percent for the second quarters of 2011 and 2010, respectively.

Total gross margins were 63 percent and 60 percent for the first six months of 2011 and 2010, respectively.  Preservation services gross margins were 43 percent and 40 percent for the first six months of 2011 and 2010, respectively.  Product gross margins were 84 percent and 82 percent for the first six months of 2011 and 2010, respectively.

General, administrative, and marketing expenses for the second quarter of 2011 were $13.7 million compared to $11.7 million for the second quarter of 2010.  General, administrative, and marketing expenses for the second quarter of 2011 included approximately $1.4 million in costs related to the Company’s acquisition of Cardiogenesis and other business development activities.

General, administrative, and marketing expenses for the first six months of 2011 were $28.0 million compared to $25.5 million for the first six months of 2010.  General, administrative, and marketing expenses for the first six months of 2011 included approximately $2.6 million in costs related to the Company’s acquisition of Cardiogenesis and other business development activities.  General, administrative, and marketing expenses for the first six months of 2010 included approximately $550,000 in costs related to business development activities.

Research and development expenses were $1.6 million and $1.2 million for the second quarters of 2011 and 2010, respectively.  Research and development expenses were $3.4 million and $2.5 million for the first six months of 2011 and 2010, respectively.  Research and development spending in 2011 was primarily focused on PerClot, SynerGraft® tissues and products, BioFoam® Surgical Matrix, and BioGlue.

Other income was $28,000 for the second quarter of 2011 compared to $215,000 for the second quarter of 2010.  Other income was $116,000 for the first six months of 2011 compared to $865,000 for the first six months of 2010.  Other income for the first six months of 2010 consisted primarily of a $1.2 million gain on valuation of the derivative related to an investment in common stock.

As of June 30, 2011, the Company had $25.1 million in cash, cash equivalents, and restricted securities, compared to $40.8 million at December 31, 2010.  The decrease in cash, cash equivalents, and restricted securities is largely a result of the $21.7 million paid for the acquisition of Cardiogenesis.  Of this $25.1 million in cash, cash equivalents, and restricted securities, $1.5 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam protein hydrogel technology, and $5.3 million was designated as restricted securities primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company used $3.5 million of its cash to fund the purchase of Senior A Preferred stock of ValveXchange in early July 2011.  The Company’s net cash flows provided by operations were $7.9 million for the first six months of 2011 and $10.0 million for the first six months of 2010.

2011 Financial Guidance

The Company expects total revenues for the full year of 2011 to be between $122.0 million and $125.0 million, which include revenues of between $500,000 and $1.0 million related to the use of funds received from the U.S. Department of Defense in connection with the development of BioFoam.  The Company expects tissue processing revenues to increase between low-single and mid-single digits on a percentage basis in 2011 compared to 2010, BioGlue and BioFoam revenues to increase in low-single to mid-single digits on a percentage basis in 2011 compared to 2010, with revenues from powdered hemostats, including PerClot and HemoStase, to be between $5.0 million and $6.0 million.  The Company expects revenues from revascularization technology to be between $4.0 million and $5.0 million in 2011.  Research and development expenses are expected to be between $10.0 million and $12.0 million in 2011.  The Company expects earnings per share of between $0.23 and $0.27 in 2011, excluding the effects of any potential acquisitions or other business development costs during the second half of 2011.  Excluding expenses related to the acquisition of Cardiogenesis and other business development charges of approximately $0.05 per share incurred in the first six months of 2011, and the effects of any potential acquisitions or other business development costs during the second half of 2011, the Company expects non-GAAP adjusted earnings per share of between $0.28 and $0.32 in 2011.

The Company expects the effective income tax rate for the second half of 2011 to be in the mid to upper thirty percent range, excluding the effects of any potential acquisitions during the second half of 2011.

The Company’s financial guidance for the full year of fiscal 2011 is subject to the risks described below in the last paragraph of this press release.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available from July 28 through August 4 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 376045.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada. CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  CryoLife’s BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of cardiovascular disease and devices that treat severe angina.  Its market leading FDA-approved Holmium: YAG laser console and single use, fiber-optic handpieces are used to perform a surgical procedure known as Transmyocardial Revascularization (TMR).

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding our belief that the integration of Cardiogenesis into our business is on track, the potential synergies of the combination of Cardiogenesis and CryoLife, our commitment to leveraging our core business and infrastructure to selectively enter business transactions that create value for our shareholders, and our anticipated performance for the full year of fiscal 2011.  These risks and uncertainties include that the ongoing integration of Cardiogenesis into our business is subject to delays and the potential synergies of the combination of Cardiogenesis and CryoLife may not materialize when expected, if at all.  The expansion of our product offerings resulting from our acquisition of Cardiogenesis may not be accepted by surgeons and patients, thereby preventing us from reaping the anticipated benefits of this investment.  Also, potential benefits from the Cardiogenesis transaction and any future efforts to leverage our core business and infrastructure to selectively enter business transactions that create value for our shareholders may be offset, particularly in the short term, by increased expenses related to these transactions and investments and related efforts to fully integrate these acquisitions and new product offerings into our business.  We may also experience regulatory difficulties related to any business transactions, and any disruptions to our normal business as a result of any business transactions may make it more difficult to maintain relationships with employees, customers, business partners, or governmental entities.  There is no guarantee that our acquisition of Cardiogenesis, our recent investment in ValveXchange, or any future business transactions will create value for our shareholders as soon as expected, if at all. Because of our acquisition of Cardiogenesis, CryoLife has also inherited certain risks and uncertainties related to Cardiogenesis' business. These risks and uncertainties include that CryoLife's ability to maintain revenues and achieve growth in revenues from Cardiogenesis’ revascularization technology in the future is dependent upon physician awareness of this technology as a safe, efficacious, and appropriate treatment for their patients, CryoLife may not be able to successfully market Cardiogenesis' revascularization technology if third party reimbursement for the procedures performed with this technology is not available for its health care provider customers, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on Cardiogenesis' revascularization technology, if CryoLife fails to maintain Cardiogenesis' regulatory approvals and clearances, or is unable to obtain, or experiences significant delays in obtaining, FDA clearances or approvals for its future products or product modifications, CryoLife's ability to commercially distribute and market these products could suffer, if suppliers or manufacturers with respect to Cardiogenesis products fail to comply with ongoing FDA or other foreign regulatory authority requirements, CryoLife's Cardiogenesis business may be negatively impacted, in the future, the FDA could restrict the current uses of Cardiogenesis' TMR System and thereby restrict its ability to generate revenues, CryoLife may fail to comply with international regulatory requirements with respect to Cardiogenesis' business and could be subject to regulatory delays, fines or other penalties, CryoLife purchases some of Cardiogenesis' key product components from single suppliers and the loss of these suppliers could prevent or delay shipments of its products or delay its clinical trials or otherwise adversely affect CryoLife's Cardiogenesis business, if Cardiogenesis' independent contract manufacturers fail to timely deliver sufficient quantities of some of CryoLife's Cardiogenesis products and components in a timely manner, CryoLife's Cardiogenesis operations may be harmed, if clinical trials of Cardiogenesis' current or future product candidates do not produce results necessary to support regulatory clearance or approval in the U.S. or elsewhere, CryoLife will be unable to commercialize these products, if the third parties on which Cardiogenesis relies to conduct its clinical trials and to assist it with pre-clinical development do not perform as contractually required or expected, CryoLife may not be able to obtain regulatory clearance or approval for or commercialize its Cardiogenesis products, third-party distributors or CryoLife's own distributors may not effectively distribute Cardiogenesis products, the use, misuse or off-label use of CryoLife's Cardiogenesis products may harm its image in the marketplace or result in injuries that lead to product liability suits, which could be costly to CryoLife or result in FDA sanctions if CryoLife is deemed to have engaged in such promotion, CryoLife's international operations with respect to Cardiogenesis subject it to certain operating risks, which could adversely impact its net sales, results of operations and financial condition, Cardiogenesis' operations are currently being conducted at a single location that may be at risk from earthquakes or other natural disasters, third party intellectual property rights may limit the development and protection of intellectual property acquired from Cardiogenesis, which could adversely affect its value to CryoLife, Cardiogenesis has been named as a defendant in a patent infringement lawsuit and costly litigation may be necessary to protect or defend its intellectual property rights, the Cardiogenesis business relies on patent and trade secret laws, which are complex and may be difficult to enforce, CryoLife may suffer losses from product liability claims if Cardiogenesis' products cause harm to patients, Cardiogenesis' internal controls over financial reporting may not have been effective prior to the merger, which could have a significant and adverse effect on CryoLife.  These risks and uncertainties related to Cardiogenesis' business that CryoLife has inherited also include the risk factors detailed in Cardiogenesis' Securities and Exchange Commission filings, including its Form 10-K filing for the year ended December 31, 2010, and Cardiogenesis' other SEC filings.  Our anticipated performance for the full year of fiscal 2011 is subject to the general risks associated with our business, including that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including that a German Patent Court has nullified our main BioGlue patent in Germany, and if the ruling is upheld on appeal, we would be prevented from suing to prevent third parties from infringing the main BioGlue patent in Germany, we are subject to stringent domestic and foreign regulation which may impede the approval process of our tissues and products, hinder our development activities and manufacturing processes, and, in some cases, result in the recall or seizure of previously cleared or approved tissues and products, our short-term liquidity and earnings in 2011 will be impacted by our substantial investment in our distribution and license and manufacturing agreements with SMI, and we may not fully realize the benefit of our investment in future years unless we are able to obtain FDA approval for PerClot in the U.S., which will require an additional commitment of funds, the FDA rejected our initial IDE application for PerClot and we are working to address its concerns, but there is no guarantee that we can do so on a timely or cost efficient basis, if at all, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, we are involved in significant litigation with Medafor and that litigation cost may have a material adverse impact on our profitability, Medafor has filed counter-claims against us with respect to our lawsuit against Medafor, and if Medafor is successful in its claims, our revenues and profitability may be materially, adversely impacted, we may be unsuccessful in our efforts to market and sell PerClot in the U.S. and internationally, our investment in Medafor may have been impaired due to Medafor’s termination of our distribution agreement with Medafor, which could have a material adverse impact on our financial condition and profitability, we are currently involved in significant litigation with Medafor and that litigation cost may have a material adverse impact on our profitability, the tissues we process and our products allegedly have caused and may in the future cause injury to patients, and we have been and may be exposed to product liability claims, including one currently outstanding product liability lawsuit, and additional regulatory scrutiny as a result, we may expand through acquisitions or licenses of or investments in other companies or technologies, which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business, we may find it difficult to integrate recent acquisitions of technology and potential future acquisitions of technology or business combinations, which could disrupt our business, dilute stockholder value, and adversely impact our operating results, we may not realize the anticipated benefits from an acquisition and could acquire unforeseen liabilities in connection with acquisitions, demand for our tissues and products could decrease in the future, which could have a material adverse effect on our business, the success of many of our tissues and products depends upon strong relationships with physicians, consolidation in the health care industry could lead to demands for price concessions, limits on the use of our tissues and products, or eliminate our ability to sell to certain of our significant market segments, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on us, our existing insurance policies may not be sufficient to cover our actual claims liability, we are dependent on the availability of sufficient quantities of tissue from human donors, our CryoValve SGPV post-clearance study may not provide expected results, intense competition may affect our ability to operate profitably, the loss of any of our sole-source suppliers could have an adverse effect on our revenues, financial condition, profitability, and cash flows, regulatory action outside of the U.S. has affected our business in the past and may affect our business in the future, rapid technological change could cause our services and products to become obsolete, continued fluctuation of foreign currencies relative to the U.S. Dollar could materially and adversely impact our business, our credit facility which expires in August 2011 limits our ability to pursue significant acquisitions, key growth strategies may not generate the anticipated benefits, our ability to borrow under our credit facility which expires in August 2011 may be limited, we may not be able to enter into a new credit facility after our current credit facility expires, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, investments in new technologies and acquisitions of products or distribution rights may not be successful, extensive government regulation may adversely affect our ability to develop and market services and products, if we are not successful in expanding our business activities in international markets, we may be unable to increase our revenues, we are not insured against all potential losses, and natural disasters or other catastrophes could adversely affect our business, financial condition and profitability, we may be unable to obtain adequate insurance at a reasonable cost, if at all, and we are dependent on key personnel. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2010, our Form 10-Q for the quarter ended March 31, 2011 and our Form 10-Q to be filed on or around July 29, 2011 for the quarter ended June 30, 2011.  CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues:
Preservation services	$14,688	$15,005	$30,362	$30,588
Products	14,580	14,146	29,009	28,101
Other	111	112	204	291
Total revenues	29,379	29,263	59,575	58,980

Cost of preservation services and products:
Preservation services	8,164	9,013	17,360	18,411
Products	2,162	2,481	4,658	5,008
Total cost of preservation services
and products	10,326	11,494	22,018	23,419

Gross margin	19,053	17,769	37,557	35,561

Operating expenses:
General, administrative, and marketing	13,659	11,670	27,950	25,487
Research and development	1,643	1,240	3,409	2,532
Total operating expenses	15,302	12,910	31,359	28,019

Operating income	3,751	4,859	6,198	7,542

Interest expense	37	65	67	116
Interest income	(3)	(6)	(12)	(10)
Gain on valuation of derivative	--	(385)	--	(1,202)
Other (income) expense, net	(62)	111	(171)	231

Income before income taxes	3,779	5,074	6,314	8,407
Income tax expense	1,959	2,148	2,828	3,547

Net income	$1,820	$2,926	$3,486	$4,860

Income per common share:
Basic	$0.07	$0.10	$0.13	$0.17
Diluted	$0.07	$0.10	$0.13	$0.17

Weighted-average common shares outstanding:
Basic	27,385	28,246	27,385	28,240
Diluted	27,745	28,483	27,729	28,513

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Preservation services:
Cardiac tissue	$6,691	$6,861	$13,225	$13,764
Vascular tissue	7,997	8,144	17,137	16,824
Total preservation services	14,688	15,005	30,362	30,588

Products:
BioGlue and BioFoam	12,772	12,261	24,746	24,173
PerClot	631	--	1,291	--
HemoStase	--	1,893	1,795	3,998
Revascularization technology	1,177	--	1,177	--
Other medical devices	--	(8)	--	(70)
Total products	14,580	14,146	29,009	28,101

Other	111	112	204	291
Total revenues	$29,379	$29,263	$59,575	$58,980

Revenues:
U.S.	$23,245	$24,418	$47,666	$49,347
International	6,134	4,845	11,909	9,633
Total revenues	$29,379	$29,263	$59,575	$58,980

	June 30,	December 31,
	2011	2010
	(Unaudited)
Cash, cash equivalents, and restricted securities	$25,120	$40,806
Receivables, net	15,904	14,313
Deferred preservation costs	29,505	31,570
Inventories	6,220	6,429
Investment in equity securities	2,594	2,594
Total assets	142,251	137,438
Shareholders’ equity	117,788	113,942

CRYOLIFE, INC. AND SUBSIDIARIES
Unaudited Reconciliation of
Non-GAAP Adjusted Net Income and Adjusted Income per Common Share
(In thousands, except Income per Common Share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
GAAP:	(Unaudited)		(Unaudited)

Income before income taxes	$3,779	$5,074	$6,314	$8,407
Income tax expense	1,959	2,148	2,828	3,547

Net income	$1,820	$2,926	$3,486	$4,860

Income per common share:
Basic	$0.07	$0.10	$0.13	$0.17
Diluted	$0.07	$0.10	$0.13	$0.17

Weighted-average common shares outstanding:
Basic	27,385	28,246	27,385	28,240
Diluted	27,745	28,483	27,729	28,513

Reconciliation excluding items:

Income before income taxes, GAAP	$3,779	$6,314
Excluding expenses for business
development activities	1,398	2,552
Adjusted income before income
taxes, non-GAAP	5,177	8,866

Income tax expense calculated at 2011
effective tax rate of 36% for the three
and six months	1,864	3,192
Adjusted net income, non-GAAP	$3,313	$5,674

Adjusted income per common share, non-GAAP:
Basic	$0.12	$0.21
Diluted	$0.12	$0.20

Weighted average common shares outstanding:
Basic	27,385	27,385
Diluted	27,745	27,729

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share exclude expenses for business development activities, including the Company’s transaction and integration costs associated with the acquisition of Cardiogenesis.  The Company believes that this non-GAAP presentation provides useful information to investors regarding the operating expense structure of the Company’s existing and recently acquired operations without regard to its ongoing efforts to acquire additional complementary products and businesses and without regard to the transaction costs incurred in connection with recently acquired businesses.  The Company does, however, expect to incur similar types of business development expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.